Exhibit 99.2

ITEM 9.01 (b) UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On April 4, 2016, Charles River Laboratories International, Inc. (“Charles River” or the “Company”), Pretzel Acquisition Corporation, a wholly-owned subsidiary of Charles River (“Merger Sub”), WRH, Inc. (“WRH”) and American Capital Equity III, LP, in its capacity as Stockholder’s Representative consummated the merger contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 6, 2016 (the “Acquisition”). Under the terms of the Merger Agreement, Merger Sub merged with and into WRH, resulting in WRH becoming a wholly-owned subsidiary of the Company. The purchase price for WRH was $605.5 million, subject to purchase price adjustments for certain working capital changes. The Acquisition was funded by cash on hand and borrowings on the Company’s credit facility. On March 30, 2016, Charles River amended and restated its existing credit agreement and borrowed $601.0 million to fund this transaction.

The Acquisition is accounted for under the Financial Accounting Standards Board’s Accounting Standards Codification Topic 805 (ASC 805), Business Combinations. The fair values of assets acquired and liabilities assumed are based on preliminary estimates of fair values as of the Acquisition date. Management believes the fair values recognized for the assets acquired and liabilities assumed are based on reasonable estimates and assumptions. Preliminary fair value estimates may change as additional information becomes available. There can be no assurance that the final determination will not result in material changes from these preliminary amounts.

The unaudited pro forma condensed combined balance sheet as of December 26, 2015 was derived from the historical balance sheet of Charles River as of December 26, 2015 and the historical balance sheet of WRH as of December 31, 2015, giving effect to the Acquisition as though it was completed on December 26, 2015.

The unaudited pro forma condensed combined statement of income for the year ended December 26, 2015 was prepared by combining Charles River’s historical statement of income from December 28, 2014 through December 26, 2015 with WRH’s historical statement of operations for the calendar year ended December 31, 2015, giving effect to the Acquisition as though it was completed on December 28, 2014. This unaudited pro forma condensed combined statement of income does not give effect to any potential cost savings, synergies or other operating efficiencies that could result from the Acquisition, nor any non-recurring expenses resulting from the transaction.

These unaudited pro forma condensed combined financial statements are presented for illustrative purposes only. The unaudited pro forma adjustments are based upon available information and assumptions that the Company believes are reasonable, directly attributable to the Acquisition, expected to have a continuing impact on Charles River, and factually supportable. These unaudited pro forma condensed combined financial statements do not purport to represent what the consolidated results of operations or financial position of the Company would actually have been if the Acquisition had occurred on the dates referred to above, nor do they purport to project the results of operations or financial position of the Company for any future period or as of any date.

The pro forma condensed combined financial statements should be read in conjunction with the separate historical consolidated financial statements and accompanying notes of Charles River and WRH.

Charles River Laboratories International, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

December 26, 2015

(in thousands)

	Charles River	WRH	Reclassifications		Financing		Other Adjustments		Pro Forma Combined

Assets
Current assets:
Cash and cash equivalents	$ 117,947	$ 18,350	$ -		$ 597,341	(b)	$ (577,195)	(c)	$ 156,443
Trade receivables, net	270,068	49,569	-		-		(564)	(f)	319,073
Inventories	93,735	4,391	-		-		(2,277)	(f)	95,849
Prepaid assets	30,198	1,769	(20)	(a)	-		250	(f)	32,197
Other current assets	47,286	-	20	(a)	-		1,123	(h)	48,429
Total current assets	559,234	74,079	-		597,341		(578,663)		651,991
Property, plant and equipment, net	677,959	104,284	-		-		22,242	(d)	804,485
Goodwill	438,829	56,411	-		-		275,497	(c)(d)(e)(f)(g)(h)	770,737
Client relationships, net	213,374	-	20,493	(a)	-		120,207	(d)	354,074
Other intangible assets, net	67,430	33,093	(20,493)	(a)	-		13,400	(d)	93,430
Deferred tax assets	40,028	-	-		-		(15,765)	(h)	24,263
Other assets	71,643	2,811	-		-		(2,570)	(e)(f)	71,884
Total assets	$ 2,068,497	$ 270,678	$ -		$ 597,341		$ (165,652)		$ 2,770,864
Liabilities, Redeemable Noncontrolling Interest and Equity
Current liabilities:
Current portion of long-term debt and capital leases	$ 17,033	$ 8,625	$ -		$ 24,375	(b)	$ (8,576)	(e)	$ 41,457
Accounts payable	36,675	10,093	-		-		7,140	(f)(g)	53,908
Accrued compensation	72,832	-	16,740	(a)	-		26,988	(c)(d)(f)	116,560
Deferred revenue	81,343	33,287	-		-		(4,087)	(d)(f)	110,543
Accrued liabilities	89,494	21,975	(16,740)	(a)	-		(1,910)	(d)(e)(f)	92,819
Other current liabilities	12,544	746	-		-		279	(f)(h)	13,569
Current liabilities of discontinued operations	1,840	-	-		-		-		1,840
Total current liabilities	311,761	74,726	-		24,375		19,834		430,696
Long-term debt, net and capital leases	845,997	216,087	-		574,489	(b)	(215,907)	(e)(f)	1,420,666
Deferred tax liabilities	48,223	13,749	-		-		(2,464)	(h)	59,508
Other long-term liabilities	89,062	5,131	-		-		1,406	(f)(h)	95,599
Long-term liabilities of discontinued operations	7,890	-	-		-		-		7,890
Total liabilities	1,302,933	309,693	-		598,864		(197,131)		2,014,359
Redeemable noncontrolling interest	28,008	-	-		-		-		28,008
Equity:
Preferred stock	-	247,371	-		-		(247,371)	(e)	-
Common stock	855	64,336	-		-		(64,336)	(e)	855
Additional paid-in capital	2,397,960	274,949	-		-		(274,949)	(e)	2,397,960
Retained earnings (accumulated deficit)	10,538	(624,779)	-		(1,523)	(b)	617,243	(e)(g)	1,479
Treasury stock, at cost	(1,540,738)	-	-		-		-		(1,540,738)
Accumulated other comprehensive loss	(135,548)	(892)	-		-		892	(e)	(135,548)
Total equity attributable to common shareholders	733,067	(39,015)	-		(1,523)		31,479		724,008
Noncontrolling interests	4,489	-	-		-		-		4,489
Total equity	737,556	(39,015)	-		(1,523)		31,479		728,497
Total liabilities, redeemable noncontrolling interest and equity	$ 2,068,497	$ 270,678	$ -		$ 597,341		$ (165,652)		$ 2,770,864

Charles River Laboratories International, Inc.

Unaudited Pro Forma Condensed Combined Statement of Income

Year Ended December 26, 2015

(in thousands, except per share amounts)

	Charles River	WRH	Reclassifications		Financing		Other Adjustments		Pro Forma Combined

Service revenue	$ 858,244	$ 218,213	$ -		$ -		$ -		$ 1,076,457
Product revenue	505,058	-	-		-		(3,383)	(6)	501,675
Total revenue	1,363,302	218,213	-		-		(3,383)		1,578,132
Costs and expenses:
Cost of services provided (excluding amortization of intangible assets)	568,227	143,154	(219)	(1)	-		1,843	(4)(6)	713,005
Cost of products sold (excluding amortization of intangible assets)	263,983	-	-		-		(2,265)	(6)	261,718
Selling, general and administrative	300,414	48,870	(5,143)	(1)	-		(9,262)	(4)(6)(7)	334,879
Amortization of intangible assets	24,229	-	5,362	(1)	-		10,086	(5)	39,677
Operating income	206,449	26,189	-		-		(3,785)		228,853
Other income (expense):
Interest income	1,043	-	-		-		-		1,043
Interest expense	(15,072)	(23,092)	-		(12,544)	(2)	23,092	(3)	(27,616)
Other income (expense), net	3,008	601	-		-		-		3,609
Income from continuing operations, before income taxes	195,428	3,698	-		(12,544)		19,307		205,889
Provision (benefit) for income taxes	43,391	2,523	-		-		(10,792)	(8)	35,122
Income from continuing operations, net of income taxes	152,037	1,175	-		(12,544)		30,099		170,767
Less: Income from continuing operations attributable to noncontrolling interests	(1,774)	-	-		-		-		(1,774)
Income from continuing operations attributable to common shareholders	$ 150,263	$ 1,175	$ -		$ (12,544)		$ 30,099		$ 168,993

Continuing operations per common share attributable to common shareholders
Basic	$ 3.23								$ 3.63
Diluted	$ 3.15								$ 3.55

Weighted average common shares outstanding:
Basic	46,496								46,496
Diluted	47,634								47,634

1.	Basis of Pro Forma Presentation

For the pro forma condensed combined balance sheet, the $605.5 million purchase price has been allocated based on management’s preliminary estimate of the fair values of the WRH’s assets acquired and liabilities assumed as of April 4, 2016. Certain elements of the purchase price allocation are considered preliminary, particularly as it relates to the final valuation of certain identifiable intangible assets, and there could be material adjustments when the valuation is finalized. The following table summarizes the allocation of the preliminary purchase price of $605.5 million, net of $55.4 million of cash acquired, as of the transaction’s closing date, April 4, 2016:

April 4, 2016
(in thousands)
Trade receivables	$48,090
Inventories	2,296
Other current assets (excluding cash)	4,088
Property, plant and equipment	129,066
Definite-lived intangible assets	166,700
Other long-term assets	218
Goodwill	329,394
Current liabilities	(95,545)
Long-term liabilities	(34,173)
Total purchase price allocation	$550,134

The purchase price allocation was prepared on a preliminary basis and is subject to change as additional information becomes available concerning the fair value and tax basis of the assets acquired and liabilities assumed. Any additional adjustments to the purchase price allocation will be made as soon as practicable but no later than one year from the date of Acquisition.

The preliminary breakout of definite-lived intangible assets acquired was as follows:

	Definite-Lived Intangible Assets	Weighted Average Amortization Life
	(in thousands)	(in years)
Client relationships	$140,700	23
Developed technology	20,700	3
Backlog	5,300	4
Total definite-lived intangible assets	$166,700

2.	Pro Forma Adjustments

The following are the descriptions of the pro forma condensed combined balance sheet adjustments:

a)	This adjustment records the impact of conforming WRH’s financial statement presentation with that of Charles River.

b)	On March 30, 2016, Charles River amended and restated its $1.3 billion credit facility, creating a borrowing capacity of $1.65 billion, and borrowed $601.0 million to fund Charles River’s acquisition of WRH. The remainder of the purchase price was paid using cash on hand. Charles River paid $3.7 million of debt issuance costs in connection with the amendment, increasing capitalized debt issuance costs by $2.2 million on the Company’s balance sheet.

c)	The purchase price for WRH, subject to purchase price adjustments for certain working capital changes, was $605.5 million, including: (1) $577.2 million paid in cash, (2) $15.7 million paid in cash to WRH upon consummation of the Acquisition to fund stock appreciation right (SAR) payments to WRH’s employees, (3) $12.3 million to be paid in cash to WRH after the Acquisition to fund SAR and other employee-related payments to WRH’s employees, and (4) $0.3 million in assumed WRH’s liabilities. The SAR and other employee-related liabilities of $28.0 million were paid by WRH on behalf of the sellers after the Acquisition date.

d)	This adjustment eliminates the historical carrying values and records the fair values of WRH’s property, plant and equipment, customer relationships, other intangible assets, and deferred revenue; the net offsetting adjustments decreased goodwill by $22.2 million, $120.2 million, $13.4 million, and $4.0 million, respectively. The related adjustments to other assets acquired and liabilities assumed were immaterial.

e)	This adjustment eliminates the historical carrying value of WRH’s existing shareholders’ deficit of $39.0 million, deferred financing costs of $2.5 million, accrued interest of $2.3 million, and debt of $224.7 million, which was repaid on the Acquisition date.

f)	This adjustment records the immaterial impact of aligning WRH’s accounting policies to those of Charles River and eliminates the immaterial intercompany activity between Charles River and WRH.

g)	This adjustment records the impact of direct transaction costs of $7.5 million and $0.5 million incurred by Charles River and WRH, respectively, subsequent to December 26, 2015, as a result of the Acquisition.

h)	This adjustment reflects the tax impact of adjustments b)-f) above at the respective jurisdictional statutory tax rates.

The following are the descriptions of the pro forma condensed combined statement of income adjustments:

1)	This adjustment records the impact of conforming WRH’s financial statement presentation with that of Charles River.

2)	This adjustment records incremental interest expense of $12.5 million related to the net additional borrowings and related amortization of the respective debt issuance costs capitalized. The Company used the interest rate on its $1.65 billion credit facility as of March 30, 2016. A change of 0.125% in the variable interest rate would have impacted the net interest expense above by approximately $1.8 million for the fiscal year ended December 26, 2015.

3)	This adjustment eliminates WRH’s previously recorded interest expense of $23.1 million.

4)	This adjustment eliminates WRH’s previously recorded fixed asset depreciation expense of $9.7 million and $2.8 million within cost of services provided and selling, general and administrative expenses, respectively, and records the estimated depreciation expense of acquired fixed assets of $8.3 million and $2.4 million within cost of services provided and selling, general and administrative expenses, respectively.

5)	This adjustment eliminates WRH’s previously recorded intangible asset amortization of $5.4 million and records the amortization of acquired intangible assets of $15.4 million, calculated using the economic usage method. Estimated amortization expense for intangible assets for each of the next five years is expected to be as follows:

For the years following December 26, 2015	Amortization Expense
(in thousands)
Year 1	$15,553
Year 2	11,438
Year 3	7,297
Year 4	7,674
Year 5	7,031

6)	This adjustment eliminates product revenue of $3.4 million and cost of products sold of $2.3 million from Charles River’s statement of income related to sales made to WRH in fiscal year 2015. This adjustment also records the impact of aligning WRH’s accounting policies to those of Charles River, comprised of a reclassification of $3.2 million from selling, general and administrative expenses to cost of services provided, to conform to the Company’s overhead allocation methodology.

7)	This adjustment eliminates direct transaction costs of $3.2 million and $1.5 million incurred by Charles River and WRH, respectively, during the fiscal year 2015, as a result of the Acquisition.

8)	This adjustment reflects the tax impact of adjustments 2)-7) above and the tax impact of combining WRH’s financial statements with those of Charles River at the respective jurisdictional statutory tax rates.